    Exhibit 10.5

EXECUTED VERSION

SEVENTH AMENDMENT OF LEASE
THIS SEVENTH AMENDMENT OF LEASE (this "Amendment") is dated as of the 19th day of July 2022, by and between 731 OFFICE ONE LLC ("Landlord"), a Delaware limited liability company, having an office c/o Alexander's Inc., 888 Seventh Avenue, New York, New York 10019, and BLOOMBERG L.P. ("Tenant"), a Delaware limited partnership, having an office at 731 Lexington Avenue, New York, New York 10022.
W I T N E S S E T H :
WHEREAS, pursuant to an Agreement of Lease, dated as of April 30, 2001, between Seven Thirty One Limited Partnership, as landlord, and Tenant, as tenant (the "Original Lease"), as amended by (i) a letter agreement, dated December 20, 2001, between Seven Thirty One Limited Partnership and Tenant, (ii) a letter agreement, dated January 30, 2002, between Seven Thirty One Limited Partnership and Tenant, (iii) a First Amendment of Lease, dated April 19, 2002, between Seven Thirty One Limited Partnership and Tenant, (iv) a letter agreement, dated July 3, 2002, between Seven Thirty One Limited Partnership and Tenant, (v) a letter agreement, dated September 30, 2002, between 731 Commercial LLC (successor-in-interest to Seven Thirty One Limited Partnership) and Tenant, (vi) a letter agreement, dated February 5, 2003, between 731 Commercial LLC and Tenant, (vii) a letter agreement, dated March 14, 2003, between 731 Commercial LLC and Tenant, (viii) a letter agreement, dated April 14, 2003, between 731 Commercial LLC and Tenant, (ix) a letter agreement, dated May 22, 2003, between 731 Commercial LLC and Tenant, (x) a letter agreement, dated November 4, 2003, between 731 Commercial LLC and Tenant, (xi) a letter agreement, dated November 14, 2003, between 731 Commercial LLC and Tenant, (xii) a letter agreement, dated September 29, 2004, between Landlord (successor-in-interest to 731 Commercial LLC) and Tenant, (xiii) two (2) letter agreements, dated February 7, 2005, between Landlord and Tenant (the February 7, 2005 letter agreement related to the Lexington Avenue Courtyard (as defined in the Original Lease), the "2005 Courtyard Agreement"), (xiv) a letter agreement, dated March 8, 2005, between Landlord and Tenant, (xv) a letter agreement, dated December 31, 2009, between Landlord and Tenant, (xvi) a Second Amendment of Lease, dated as of January 12, 2016, between Landlord and Tenant (the "Second Amendment"), (xvii) a Third Amendment of Lease, dated as of April 20, 2016, between Landlord and Tenant, (xviii) a letter agreement, dated as of November 18, 2016, between Landlord and Tenant, (xix) a Fourth Amendment of Lease, dated as of June 28, 2019, between Landlord and Tenant, (xx) a Fifth Amendment of Lease, dated as of December 17, 2021, between Landlord and Tenant, and (xxi) a Sixth Amendment of Lease, dated as of March 29, 2022, between Landlord and Tenant, Landlord demised and let unto Tenant, and Tenant did hire and take, certain space in the building that is known by the street address of 731 Lexington Avenue, New York, New York, on the terms and subject to the conditions set forth therein (the Original Lease, as so amended, being referred to herein as the "Lease"); and
WHEREAS, Landlord desires to install a new freight elevator to serve Landlord’s retail space in the Building (the “New Retail Freight Elevator”) to be constructed in a portion of the

Premises, and Tenant has agreed to Landlord’s installation of the New Retail Freight Elevator, on the terms, and subject to the conditions, contained herein.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Landlord and Tenant hereby agree as follows:
1.Defined Terms. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.
2.New Retail Space Elevator.
A.Tenant agrees that Landlord, at Landlord’s sole cost and expense, has the right to install the New Retail Freight Elevator in the portion of the Premises located on Lower Level 2 (the “Lower Level 2 Premises”) and to perform certain other work therein in connection with such installation of the New Retail Freight Elevator, which work is described as the “Phase III Work” on Exhibit “A” attached hereto and made a part hereof (such work, the “Phase III Work”). The Phase III Work is part of three (3) phases of Landlord’s aggregate work in connection with installing the New Retail Freight Elevator, it being agreed that (i) the Phase I Work (described on Exhibit “A” attached hereto) has heretofore been completed and neither party has any further obligations under the Lease, as modified hereby, with respect thereto, and (y) the Phase II Work (described on Exhibit “A” attached hereto) is being performed in the 2nd Floor Premises demised under the Second Lease pursuant to an amendment to the Second Lease dated of even date herewith.

B.On or about the date that the Home Depot lease for Home Depot’s space in the Building has expired (which, as of the date hereof, expires on January 31, 2025) and if Landlord, at its option, elects to proceed with the Phase III Work, Landlord shall prepare the initial construction plans for the Phase III Work and shall deliver the same to Tenant for Tenant’s review and approval, which construction plans shall be finalized in accordance with the applicable provisions set forth in Exhibit “A” attached hereto (including, without limitation, Items #3, 4, and 5 under “Requirements of Work” set forth on Exhibit “A” attached hereto). From and after the later to occur of (x) the date that the Home Depot lease has expired and Home Depot has surrendered its space in the Building in accordance with the Home Depot lease, and (y) the date that Landlord has obtained the required permits in order to perform the Phase III Work from the applicable Governmental Authorities in accordance with the final construction plans therefor, Landlord shall perform the Phase III Work in accordance with the approved construction plans therefor and otherwise upon the terms, and subject to the conditions, set forth on Exhibit “A” attached hereto. Landlord shall use commercially reasonably efforts to complete the Phase III Work as soon as is reasonably practicable thereafter or as otherwise based upon a schedule therefor agreed upon by Landlord and Tenant (the date for the completion of the Phase III Work as agreed upon by the parties, the “Phase III Outside Completion Date”). If the Phase III Work is not completed by the Phase III Outside Completion Date (as adjourned by virtue of a Phase III Tenant Delay (as defined below)), then Tenant shall be entitled to a credit to apply against the Fixed Rent then due under the Lease, as modified hereby, for the Lower Level 2 Premises (until such credit is exhausted) in an amount equal to the sum of:

(1)1the product obtained by multiplying (a) the number of days in the period beginning on (and including) the Phase III Completion Date (as the Phase II Completion Date may be adjourned pursuant to this Paragraph 2(B)) and ending on (and including) the earlier to occur of (x) the day that the Phase III Work is completed, and (y) the thirtieth (30th) day after the Phase III Completion Date (as the Phase III Completion Date may be adjourned pursuant to this Paragraph 2(B)), by (b) the product of (I) the quotient obtained by dividing (i) the annual Fixed Rent then due under the Lease, as modified hereby, for the Lower Level 2 Premises, by (ii) three hundred sixty-five (365) (or three hundred sixty-six (366), to the extent that such period occurs in a leap year), by (c) one hundred twenty-five percent (125%); and
(2)the product obtained by multiplying (a) the number of days in the period beginning on (and including) the thirty-first (31st) day after the Phase III Completion Date (as the Phase III Completion Date may be adjourned pursuant to this Paragraph 2(B)) and ending on (and including) the earlier to occur of (x) the day that the Phase III Work is completed, and (y) the ninetieth (90th) day after the Phase III Completion Date (as the Phase III Completion Date may be adjourned pursuant to this Paragraph 2(B)), by (b) the quotient obtained by dividing (I) the annual Fixed Rent then due under the Lease, as modified hereby, for the Lower Level 2 Premises, by (II) three hundred sixty-five (365) (or three hundred sixty-six (366), to the extent that such period occurs in a leap year), by (c) one hundred fifty percent (150%); and
(3)the product obtained by multiplying (a) the number of days in the period beginning on (and including) the ninety-first (91st) day after the Phase III Completion Date (as the Phase III Completion Date may be adjourned pursuant to this Paragraph 2(B)) and ending on (and including) the day that the Phase III Work is completed, by (b) the quotient obtained by dividing (I) the annual Fixed Rent then due under the Lease, as modified hereby, for the Lower Level 2 Premises, by (II) three hundred sixty-five (365) (or three hundred sixty-six (366), to the extent that such period occurs in a leap year), by (c) two hundred percent (200%).
The term “Phase III Tenant Delay” shall mean an act or omission of Tenant or Tenant's agents, contractors, subcontractors or employees that in each case actually delays Landlord in the performance of the Phase III Work (including, without limitation, Landlord's ceasing its performance of the applicable Phase III Work upon Tenant's request therefor on a particular day or days by virtue of Tenant's operational needs in the Lower Level 2 Premises, but excluding any such ceasing of performance upon any request made by Tenant by virtue of any failure of Landlord to comply with the requirements set forth in the Lease for the performance of the Phase III Work), it being agreed that if a Phase III Tenant Delay occurs (other than to the extent occurring by virtue of a Tenant request as, and subject to the limitations, aforesaid), then Landlord shall give notice thereof to Tenant specifying in reasonable detail the nature of the

Phase III Tenant Delay, and, if Tenant does not take action to cause such Phase III Tenant Delay to cease within two (2) Business Days after Landlord gives notice thereof to Tenant, then such Phase III Tenant Delay shall be deemed to be in effect for purposes of the applicable terms and provisions of the Lease.

C.Landlord shall perform the Phase III Work in accordance with all applicable Requirements. Landlord shall perform the Phase III Work in a good and workmanlike manner. Landlord shall cause the Phase III Work to comply with applicable Requirements that are in effect on the date that Landlord completes the Phase III Work, with the understanding, however, that Landlord shall not be responsible for any aspect of the Phase III Work that does not so comply with applicable Requirements to the extent that such non-compliance is caused by Tenant or by Persons acting by or on behalf of Tenant. Landlord shall reimburse Tenant from time to time during Landlord’s performance of the Phase III Work for the actual, out-of-pocket reasonable costs incurred by Tenant in connection with the Phase III Work (including, without limitation, Tenant’s review of the plans therefor and the costs incurred by Tenant with respect to engaging security guard costs in connection with Landlord’s performance of the Phase III Work in the Lower Level 2 Premises) on or prior to thirty (30) days after Landlord’s rendition of a statement therefor, to which statement shall be annexed documentation that reasonably substantiates the costs included therein.

D.Tenant shall grant Landlord access to the Lower Level 2 Premises for the performance of the Phase III Work in accordance with the notice requirements and provisions related thereto set forth on Exhibit “A” attached hereto. Upon the completion of the Phase III Work, Landlord and Tenant each acknowledge that the ceiling heights in the Premises shall be as set forth on diagram C annexed as a part of Exhibit “A” attached hereto or as otherwise reflected in the final construction plans for the Phase III Work.

3.No Mortgagee Consent. Landlord represents, warrants, and confirms to Tenant that no consent to the parties' execution and delivery of this Amendment is required from the existing Mortgagee.
4.No Broker. Each party represents and warrants to the other that it has not dealt with any broker, finder or salesperson in connection with this Amendment. The execution and delivery of this Amendment by each party shall be conclusive evidence that such party has relied upon the foregoing representation and warranty. Tenant shall indemnify and hold Landlord harmless from and against any and all claims for commission, fee or other compensation by any Person who claims to have dealt with Tenant in connection with this Amendment and for any and all costs incurred by Landlord in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. Landlord shall indemnify and hold Tenant harmless from and against any and all claims for commission, fee or other compensation by any Person who claims to have dealt with Landlord in connection with this Amendment and for any and all costs incurred by Tenant in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. The provisions of this Paragraph 4 shall survive the expiration or termination of the Lease, as amended hereby.
5.Reaffirmation. Landlord and Tenant each hereby acknowledge that the Lease, as amended by this Amendment, shall remain in full force and effect.
6.Successors and Assigns. The Lease, as modified by this Amendment, shall bind and inure to the benefit of the parties and their successors and assigns.
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IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Amendment as of the day and year first above written.
731 OFFICE ONE LLC, Landlord

By:    Vornado Management Corp., as managing agent

By:	/s/ Glen J. Weiss
Name: Glen J. Weiss
Title: Executive Vice President
BLOOMBERG L.P., Tenant
By:    Bloomberg Inc., general partner

By:	/s/ Peter Smith
Name: Peter Smith
Title: Director of Global Real Estate